Dentsply Sirona Reports First Quarter 2016 Results

•	Completed merger to create Dentsply Sirona, The Dental Solutions CompanyTM

•	Repurchased $500 million of stock and increased dividend by 7%

•	Reported revenues up 17.7% compared to prior year; sales of the combined businesses[1] grew 6.5% excluding the effect of exchange rates

•	GAAP EPS of $0.70 grew 55.6%, and non-GAAP adjusted EPS grew 16.9% to $0.69

•	Dentsply Sirona initiates 2016 guidance: adjusted EPS in the range of $2.70 to $2.80

York, Pennsylvania, May 6, 2016 - DENTSPLY SIRONA Inc. (“Dentsply Sirona”) (NASDAQ: XRAY), The Dental Solutions CompanyTM, today announced its financial results for the three months ended March 31, 2016.
First Quarter 2016 vs. First Quarter 2015 Financial Results
Reported net sales of $772.6 million increased 17.7% compared to $656.3 million in the first quarter of 2015, with the consolidation of one month of Sirona. Sales (excluding precious metals) of the combined businesses1 grew 6.5% at constant currency exchange rates during the full three month period ending March 31, 2016. Excluding a 1.7% benefit from net acquisitions and a 0.7% unfavorable impact from discontinued products, internal sales growth of our combined businesses was 5.5%. Sales (excluding precious metals) were negatively impacted by approximately 2.6% due to the strengthening of the U.S. dollar over the prior year period.

On a geographic basis, U.S. reported net sales of $279.7 million increased 16.2% compared to $240.7 million in the first quarter of 2015, with the consolidation of one month of Sirona. Sales (excluding precious metals) of the combined businesses grew 8.8% on a constant currency basis during the full three month period ending March 31, 2016. This includes a benefit of 3.6% from net acquisitions and was unfavorably impacted by discontinued products by approximately 0.5%, which results in internal growth of 5.7%.

Reported net sales in Europe increased 10.3% to $311.2 million compared to $282.2 million in the first quarter of 2015, with the consolidation of one month of Sirona. Sales (excluding precious metals) in Europe of the combined businesses grew 3.2% on a constant currency basis during the full three month period ending March 31, 2016. This includes an unfavorable impact of discontinued products of approximately 0.9%, which results in internal growth of 4.1%. Net sales (excluding precious metals) were negatively impacted by approximately 2.8% due to the strengthening of the U.S. dollar over the prior year period.

Reported net sales in Rest of World increased 36.2% to $181.7 million compared to $133.4 million in the first quarter of 2015, with the consolidation of one month of Sirona. Sales (excluding precious metals) in Rest of World of the combined businesses grew 8.4% on a constant currency basis during the full three month period ending March 31, 2016. This includes a benefit of 1.4% from net acquisitions and was unfavorably impacted by discontinued products by approximately 0.4%, which results in internal growth of 7.5%. Net sales (excluding precious metals), were negatively impacted by approximately 5.6% due to the strengthening of the U.S. dollar over the prior year period.

The Company, post-merger, has been organized into two reporting segments: Dental and Healthcare Consumables and Technologies. Dental and Healthcare Consumables is responsible for the worldwide design, manufacture, sales and distribution of the Company’s preventive, restorative, instruments, endodontic, and laboratory dental products, as well as consumable medical device products. Technologies is responsible for the worldwide design, manufacture, sales and distribution of the Company’s dental implants, CAD/CAM systems, imaging systems, treatment centers and orthodontic products.

In the Dental and Healthcare Consumables segment, net sales increased by 1.8% to $488.8 million in the first quarter of 2016. This increase reflects the consolidation of Sirona for one month. Sales of our combined businesses for Dental and Healthcare Consumables grew 3.9% on a constant currency basis during the full three month period ending March 31, 2016. This includes a benefit of 0.7% from net acquisitions and was unfavorably impacted by discontinued products by approximately 1.2%, which results in internal growth of 4.5%. Net sales, excluding precious metal content, were negatively impacted by approximately 2.8% due to the strengthening of the U.S. dollar over the prior year period.

Reported net sales for Technologies, increased by 61.1% to $283.8 million in the first quarter of 2016. This increase reflects the consolidation of Sirona for one month. For the full three month period ending March 31, 2016, sales of the combined businesses for Technologies grew 9.6% on a constant currency basis, and internal sales growth of the combined businesses was 6.8%, excluding a 2.8% benefit from net acquisitions. Net sales, excluding precious metal content, were negatively impacted by approximately 2.3% due to the strengthening of the U.S. dollar over the prior year period.

Net income attributable to Dentsply Sirona for the first quarter of 2016 was $125.0 million, or $0.70 per diluted share, compared to $64.0 million, or $0.45 per diluted share in the first quarter of 2015. On an adjusted basis, excluding certain items, net earnings per diluted share grew 16.9% to $0.69 compared to $0.59 in the first quarter of 2015.

A reconciliation of the non-GAAP measure to earnings per share calculated on a US-GAAP basis is provided in the attached table.

Jeffrey T. Slovin, Dentsply Sirona’s Chief Executive Officer commented: “I am very pleased that our combined management team, our 15,000 employees and our business partners came together to deliver strong first quarter results. With the merger completed, Dentsply Sirona, The Dental Solutions CompanyTM will focus on empowering dental professionals to deliver better, safer and faster dental care and create significant value for practitioners, labs, patients and shareholders around the globe.”

Mr. Slovin continued: “We are in the early days of our new company, but are committed to accelerating growth and returning capital to shareholders. During the quarter we delivered 5.5% internally generated sales growth and leveraged our operations to deliver 16.9% adjusted EPS growth. We raised our dividend and repurchased $500 million of common stock, consistent with the announcement we made at the time of the merger. Overall, the team is energized about the opportunity. We have much work ahead, and are off to a good start.”

1“Sales of our combined businesses” combines the historical consolidated revenues of DENTSPLY and Sirona, giving effect to the merger as if it had been consummated on January 1, 2015.
Non-GAAP adjusted EPS, constant currency growth and internal growth and results are non-GAAP financial measures that exclude certain items. Please refer to “Non-US GAAP Financial Measures” in the attached exhibits for a description of these items.

Guidance for 2016

Management anticipates adjusted EPS for 2016 in the range of $2.70 to $2.80.

Mr. Slovin concluded: “In 2016, we expect constant currency revenue growth of 4% to 6%, driven by growth in both of our segments, and strong underlying net income growth.”

Conference Call/Webcast Information

Dentsply Sirona will host a conference call at 8:30 a.m. (Eastern Time) on May 6, 2016 with a live webcast to discuss these financial results. Supplemental materials for reference during the call will be available for download in the investor relations section of Dentsply Sirona’s web site, at www.dentsplysirona.com.

Investors can access the webcast via a link on Dentsply Sirona’s web site at www.dentsplysirona.com. For those planning to participate on the call, please dial (888) 471-3842 for domestic calls, or (719) 457-2662 for international calls. The Conference ID # is 7393848. A replay of the conference call will be available online at the Dentsply Sirona web site, and a dial-in replay will be available for one week following the call at (888) 203-1112 (for domestic calls) or (719) 457-0820 (for international calls), Replay Passcode # 7393848.

About Dentsply Sirona:

Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with a 130-year history of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. As The Dental Solutions Company™, Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better, safer and faster dentistry. Dentsply Sirona’s global headquarters is located in York, Pennsylvania, and the international headquarters is based in Salzburg, Austria. The company’s shares are listed in the United States on NASDAQ under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:

Joshua Zable
VP, Investor Relations and Corporate Communications
+1-718-482-2184
joshua.zable@dentsplysirona.com

Derek Leckow
VP, Investor Relations
+1-717-849-7863
derek.leckow@dentsplysirona.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "project," "forecast," or other similar words. Statements contained in this press release are based on information presently available to the Company and assumptions that the Company believe to be reasonable. The Company is not assuming any duty to update this information if those facts change or if the assumptions are no longer believed to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. These risk factors include, without limitation; risks that the new businesses will not be integrated successfully; risks that the combined companies will not realize the estimated cost savings, synergies and growth, or that such benefits may take longer to realize than expected; risks relating to unanticipated costs of integration, including operating costs, customer loss or business disruption being greater than expected; unanticipated changes relating to competitive factors in the industries in which the Company operates; the ability to hire and retain key personnel; reliance on and integration of information technology systems; international, national or local economic, social or political conditions that could adversely affect the Company or its customers; risks associated with assumptions made in connection with critical accounting estimates and legal proceedings; the ability to attract new customers and retain existing customers in the manner anticipated; the continued strength of dental and medical device markets; the timing, success and market reception for our new and existing products; uncertainty regarding governmental actions with respect to dental and medical products; outcome of litigation and/or governmental enforcement actions; volatility in the capital markets or changes in our credit ratings; continued support of our products by influential dental and medical professionals; our ability to successfully integrate acquisitions; risks associated with foreign currency exchange rates; risks associated with our competitors' introduction of generic or private label products; our ability to accurately predict dealer and customer inventory levels; our ability to successfully realize the benefits of any cost reduction or restructuring efforts; our ability to obtain a supply of certain finished goods and raw materials from third parties; changes in the general economic environment that could affect the business; and the potential of international unrest, economic downturn or effects of currencies, tax assessments, tax adjustments, anticipated tax rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs. The foregoing list of factors is not exhaustive.

Additional information regarding these and other risk factors and uncertainties that may affect the Company's business and may cause actual results to differ materially from these forward-looking statements, please refer to the Company's most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. The Company does not give any assurance (1) that it will achieve its expectations, or (2) concerning any result or the timing thereof, in each case, with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, consent decree, cost reductions, business strategies, earnings or revenue trends or future financial results.

Non-US GAAP Financial Measures

In addition to the results reported in accordance with US GAAP, the Company provides adjusted net income attributable to Dentsply Sirona and adjusted earnings per diluted common share (“adjusted EPS”). The Company discloses adjusted net income attributable to Dentsply Sirona to allow investors to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period and may not be indicative of past or future performance of the normal operations of the Company and certain large non-cash charges related to purchased intangible assets. The Company believes that this information is helpful in understanding underlying operating trends and cash flow generation.

Adjusted net income and adjusted EPS are important internal measures for the Company. Senior management receives a monthly analysis of operating results that includes adjusted net income and adjusted EPS and the performance of the Company is measured on this basis along with other performance metrics.

The adjusted net income attributable to Dentsply Sirona consists of net income attributable to Dentsply Sirona adjusted to exclude the net of tax impact of the following:

(1) Business combination related costs and fair value adjustments. These adjustments include costs related to integrating and consummating mergers and recently acquired businesses, as well as costs, gains and losses related to the disposal of businesses or product lines. In addition, this category includes the roll off to the consolidated statement of operations of fair value adjustments related to business combinations, except for amortization expense noted below. These items are irregular in timing and as such may not be indicative of past and future performance of the Company and are therefore excluded to allow investors to better understand underlying operating trends.

(2) Restructuring program related costs and other costs. These adjustments include costs related to the implementation of restructuring initiatives as well as certain other costs. These costs can include, but are not limited to, severance costs, facility closure costs, lease and contract terminations costs, related professional service costs, duplicate facility and labor costs associated with specific restructuring initiatives, as well as, legal settlements and impairments of assets. These items are irregular in timing, amount and impact to the Company’s financial performance. As such, these items may not be indicative of past and future performance of the Company and are therefore excluded for the purpose of understanding underlying operating trends.

(3) Amortization of purchased intangible assets. This adjustment excludes the periodic amortization expense related to purchased intangible assets. Amortization expense has been excluded from adjusted net income attributed to Dentsply Sirona to allow investors to evaluate and understand operating trends excluding these large non-cash charges.

(4) Credit risk and fair value adjustments. These adjustments include both the cost and income impacts of adjustments in certain assets and liabilities including the Company’s pension obligations, that are recorded through net income which are due solely to the changes in fair value and credit risk. These items can be variable and driven more by market conditions than the Company’s operating performance. As such, these items may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.

(5) Certain fair value adjustments related to an unconsolidated affiliated company. This adjustment represents the fair value adjustment of the unconsolidated affiliated company’s convertible debt instrument held by the Company. The affiliate is accounted for under the equity method of accounting. The fair value adjustment is driven by open market pricing of the affiliate’s equity instruments, which has a high degree of variability and may not be indicative of the operating performance of the affiliate or the Company.

(6) Income tax related adjustments. These adjustments include both income tax expenses and income tax benefits that are representative of income tax adjustments mostly related to prior periods, as well as the final settlement of income tax audits, and discrete tax items resulting from the implementation of restructuring initiatives. These adjustments are irregular in timing and amount and may significantly impact the Company’s operating performance. As such, these items may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.

Adjusted earnings per diluted common share is calculated by dividing adjusted net income attributable to Dentsply Sirona by diluted weighted-average common shares outstanding. Adjusted net income attributable to Dentsply Sirona and adjusted earnings per diluted common share are considered measures not calculated in accordance with US GAAP, and therefore are non-US GAAP measures. These non-US GAAP measures may differ from other companies. Income tax related adjustments may include the impact to adjust the interim effective income tax rate to the expected annual effective tax rate. The non-US GAAP financial information should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts and percentages)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$772.6	$656.3
Net sales, excluding precious metal content	754.5	631.5

Cost of products sold	353.7	282.9

Gross profit	418.9	373.4
% of Net sales	54.2%	56.9%
% of Net sales, excluding precious metal content	55.5%	59.1%

Selling, general and administrative expenses	342.1	270.3

Restructuring and other costs	4.1	5.4

Operating income	72.7	97.7
% of Net sales	9.4%	14.9%
% of Net sales, excluding precious metal content	9.6%	15.5%

Net interest and other expense	5.3	10.5

Income before income taxes	67.4	87.2

(Benefit) provision for income taxes	(57.9)	18.9

Equity in net earnings (loss) of
unconsolidated affiliated company	—	(4.3)

Net income	125.3	64.0
% of Net sales	16.2%	9.8%
% of Net sales, excluding precious metal content	16.6%	10.1%

Less: Net income (loss) attributable to noncontrolling interests	0.3	—

Net income attributable to Dentsply Sirona	$125.0	$64.0

% of Net sales	16.2%	9.8%
% of Net sales, excluding precious metal content	16.6%	10.1%

Earnings per common share:
Basic	$0.72	$0.46
Diluted	$0.70	$0.45

Cash dividends declared per common share	$0.0775	$0.0725

Weighted average common shares outstanding:
Basic	174.8	140.3
Diluted	178.4	142.8

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	March 31, 2016	December 31, 2015
Assets

Current Assets:

Cash and cash equivalents	$323.1	$284.6
Accounts and notes receivable-trade, net	625.2	399.9
Inventories, net	562.1	340.4
Prepaid expenses and other current assets, net	295.1	171.8
Total Current Assets	1,805.5	1,196.7

Property, plant and equipment, net	816.5	558.8
Identifiable intangible assets, net	3,138.1	600.7
Goodwill, net	5,836.0	1,987.6
Other noncurrent assets, net	86.3	59.1

Total Assets	$11,682.4	$4,402.9

Liabilities and Equity

Current liabilities	$854.2	$476.0
Long-term debt	1,169.1	1,141.0
Deferred income taxes	875.5	160.3
Other noncurrent liabilities	398.2	286.2
Total Liabilities	3,297.0	2,063.5

Total Dentsply Sirona Equity	8,381.8	2,338.0
Noncontrolling interests	3.6	1.4
Total Equity	8,385.4	2,339.4

Total Liabilities and Equity	$11,682.4	$4,402.9

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:

Net income	$125.3	$64.0

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23.5	19.3
Amortization	21.8	10.9
Amortization of deferred financing costs	1.1	1.1
Deferred income taxes	(80.4)	20.2
Share-based compensation expense	4.8	4.9
Restructuring and other costs - non-cash	2.6	4.8
Excess tax benefits from share-based compensation	(8.4)	(0.4)
Equity in net loss from unconsolidated affiliates	—	4.4
Other non-cash income	(3.4)	(8.1)
Changes in operating assets and liabilities, net of acquisitions:
Accounts and notes receivable-trade, net	(67.1)	(10.2)
Inventories, net	8.6	(7.4)
Prepaid expenses and other current assets, net	(16.9)	(5.6)
Other noncurrent assets, net	(2.4)	(2.5)
Accounts payable	1.2	5.2
Accrued liabilities	(15.5)	(36.3)
Income taxes	(1.1)	(4.5)
Other noncurrent liabilities	7.0	5.8

Net cash provided by operating activities	0.7	65.6

Cash flows from investing activities:

Capital expenditures	(20.8)	(16.2)
Cash assumed in Sirona merger	522.3	—
Cash paid for acquisitions of businesses, net of cash acquired	(0.4)	—
Cash received from sale of business or product line	2.4	—
Cash received on derivatives contracts	5.7	8.6
Cash paid on derivatives contracts	(3.5)	(0.8)
Expenditures for identifiable intangible assets	—	(0.2)
Purchase of Company-owned life insurance policies	(1.7)	—
Proceeds from sale of property, plant and equipment, net	0.4	0.1

Net cash used in investing activities	504.4	(8.5)

Cash flows from financing activities:

(Decrease) increase in short-term borrowings	(2.1)	160.1
Cash paid for treasury stock	(428.8)	(85.0)
Cash dividends paid	(10.1)	(9.5)
Cash paid for acquisition of noncontrolling interests of consolidated subsidiary	—	(80.5)
Proceeds from long-term borrowings	79.9	—
Repayments on long-term borrowings	(127.5)	(100.1)
Proceeds from exercised stock options	7.4	14.1
Excess tax benefits from share-based compensation	8.4	0.4

Net cash used in financing activities	(472.8)	(100.5)

Effect of exchange rate changes on cash and cash equivalents	6.2	(7.6)

Net increase (decrease) in cash and cash equivalents	38.5	(51.0)

Cash and cash equivalents at beginning of period	284.6	151.6

Cash and cash equivalents at end of period	$323.1	$100.6

Schedule of non-cash investing activities
Merger financed by common stock	$6,256.2	$—

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions)
(unaudited)

Segment Operating Income

The following tables set forth information about the Company’s segments adjusted operating income

	Three Months Ended March 31,
	2016	2015

Dental and Healthcare Consumables	$130.8	$113.3
Technologies	53.8	20.9
Segment adjusted operating income before income taxes and interest	184.6	134.2

Reconciling items (income) expense:
All Other	85.2	19.7
Restructuring and other costs	4.1	5.4
Interest expense	9.2	10.7
Interest income	(0.5)	(0.7)
Other expense (income), net	(3.4)	0.5
Amortization of intangible assets	21.8	10.9
Depreciation resulting from the fair value step-up of property, plant and equipment from business combinations	0.8	0.5
Income before income taxes	$67.4	$87.2

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

Operating Income Summary:

The following tables present the reconciliation of reported US GAAP operating income in total and on a percentage of net sales, excluding precious metal content, to the non-US GAAP financial measures.

Three Months Ended March 31, 2016
Operating Income (Loss)

Operating Income	$72.7
Percentage of Net Sales, Excluding Precious Metal Content	9.6%
Business Combination Related Costs and Fair Value Adjustments	68.8
Amortization of Purchased Intangible Assets	21.8
Restructuring Program Related Costs and Other Costs	4.9
Credit Risk and Fair Value Adjustments	1.3
Adjusted Non-US GAAP Operating Income	$169.5
Percentage of Net Sales, Excluding Precious Metal Content	22.2%

Three Months Ended March 31, 2015
Operating Income (Loss)

Operating Income	$97.7
Percentage of Net Sales, Excluding Precious Metal Content	15.5%
Amortization of Purchased Intangible Assets	10.9
Restructuring Program Related Costs and Other Costs	6.4
Credit Risk and Fair Value Adjustments	2.0
Business Combination Related Costs and Fair Value Adjustments	1.4
Adjusted Non-US GAAP Operating Income	$118.4
Percentage of Net Sales, Excluding Precious Metal Content	18.7%

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except per share amounts)
(unaudited)

Earnings Summary:

The following tables present the reconciliation of reported US GAAP net income attributable to DENTSPLY SIRONA and on a per diluted common share basis to the non-US GAAP financial measures.

Three Months Ended March 31, 2016
	Net	Per Diluted
	Income	Common Share

Net Income Attributable to Dentsply Sirona	$125.0	$0.70
Business Combination Related Costs and Fair Value Adjustments, Net of Tax	54.3	0.30
Amortization of Purchased Intangible Assets, Net of Tax	15.5	0.10
Credit Risk and Fair Value Adjustments, Net of Tax	0.7	—
Restructuring Program Related Costs and Other Costs, Net of Tax	(1.3)	(0.01)
Income Tax Related Adjustments	(71.8)	(0.40)
Adjusted Non-US GAAP Net Income Attributable to Dentsply Sirona	$122.4	$0.69

Three Months Ended March 31, 2015
	Net	Per Diluted
	Income	Common Share

Net Income Attributable to Dentsply Sirona	$64.0	$0.45
Amortization of Purchased Intangible Assets, Net of Tax	7.6	0.06
Certain Fair Value Adjustments Related to an Unconsolidated Affiliated Company, Net of Tax	4.6	0.03
Restructuring Program Related Costs and Other Costs, Net of Tax	4.5	0.03
Credit Risk and Fair Value Adjustments, Net of Tax	2.0	0.01
Business Combination Related Costs and Fair Value Adjustments, Net of Tax	1.0	—
Income Tax Related Adjustments	0.4	—
Rounding	—	0.01
Adjusted Non-US GAAP Net Income Attributable to Dentsply Sirona	$84.1	$0.59

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

Operating Tax Rate Summary:

The following tables present the reconciliation of reported US GAAP effective tax rate as a percentage of income before income taxes to the non-US GAAP financial measure.

Three Months Ended March 31, 2016
	Pre-tax Income	Income Tax Benefit (Expense)	Percentage of Pre-Tax Income

As Reported - US GAAP Operating Results	$67.4	$57.9	(85.9%)
Business Combination Related Costs and Fair Value Adjustments	69.2	(14.9)
Amortization of Purchased Intangible Assets	21.8	(6.3)
Credit Risk and Fair Value Adjustments	0.9	(0.2)
Restructuring Program Related Costs and Other Costs	—	(1.3)
Income Tax Related Adjustments	—	(71.8)
As Adjusted - Non-US GAAP Operating Results	$159.3	$(36.6)	23.0%

Three Months Ended March 31, 2015
	Pre-tax Income	Income Tax Benefit (Expense)	Percentage of Pre-Tax Income

As Reported - US GAAP Operating Results	$87.2	$(18.9)	21.7%
Amortization of Purchased Intangible Assets	10.9	(3.3)
Restructuring Program Related Costs and Other Costs	6.4	(1.9)
Credit Risk and Fair Value Adjustments	2.9	(0.9)
Business Combination Related Costs and Fair Value Adjustments	1.4	(0.4)
Income Tax Related Adjustments	—	0.4
As Adjusted - Non-US GAAP Operating Results	$108.8	$(25.0)	23.0%

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the full three month period ended March 31, 2016, sales of our combined businesses grew 6.5% on a constant currency basis. This includes a benefit of 1.7% from net acquisitions and was unfavorably impacted by discontinued products by approximately 0.7%, which leads to internal growth of 5.5%. Net sales, excluding precious metal content, were negatively impacted by approximately 2.6% due to the strengthening of the U.S. dollar over the prior year period. A reconciliation of reported net sales to net sales, excluding precious metal content, of the combined business for the full three month period ended March 31, 2016 and 2015, respectfully, is as follows:

(in millions, except percentages)	Q1 2016	Q1 2015	Variance %

Net sales	$772.6	$656.3	17.7%
Less: precious metal content of sales	18.1	24.8	(27.0%)
Net sales, excluding precious metal content	754.5	631.5	19.5%
Sirona net sales (a)	160.7	257.3	(37.5%)
Merger related adjustments (b)	8.8	—	NM
Elimination of intercompany net sales	(0.4)	(0.5)	(20.0%)
Non-US GAAP combined business, net sales, excluding precious metal content	$923.6	$888.3	4.0%
Foreign Exchange Impact			(2.6%)
Constant Currency Growth			6.5%
Net Acquisitions			1.7%
Discontinued Products			(0.7%)
Internal Growth			5.5%
(a) Represents Sirona sales for January and February 2016, and the quarter ended March 31, 2015.
(b) Represents an adjustment to recognize deferred subscription and warranty revenue that was eliminated under business combination accounting standards.
NM - Not meaningful

In the U.S. for the full three month period ended March 31, 2016, sales of our combined businesses grew 8.8% on a constant currency basis. This includes a benefit of 3.6% from net acquisitions and was unfavorably impacted by discontinued products by approximately 0.5%, which results in internal growth of 5.7%.

In Europe, for the full three month period ended March 31, 2016, sales of our combined businesses grew 3.2% on a constant currency basis. This includes an unfavorable impact of discontinued products of approximately 1.0%, which results in internal growth of 4.1%. Net sales, excluding precious metal content, were negatively impacted by approximately 2.8% due to the strengthening of the U.S. dollar over the prior year period. Internal sales growth in Europe was balanced across both segments.

In Rest of World, for the full three month period ended March 31, 2016, sales of our combined businesses grew 8.4% on a constant currency basis. This includes a benefit of 1.4% from net acquisitions and was unfavorably impacted by discontinued products by approximately 0.5%, which results in internal growth of 7.5%. Net sales, excluding precious metal content, were negatively impacted by approximately 5.6% due to the strengthening of the U.S. dollar over the prior year period.

	Q1 2016				Q1 2016 Growth				Q1 2015
(in millions, except percentages)	US	Europe	ROW	Total	US	Europe	ROW	Total	US	Europe	ROW	Total

Net sales	$279.7	$311.2	$181.7	$772.6	16.2%	10.3%	36.2%	17.7%	$240.7	$282.2	$133.4	$656.3
Less: precious metal content of sales	1.3	11.3	5.5	18.1					2.1	16.0	6.7	24.8
Net sales, excluding precious metal content	278.4	299.9	176.2	754.5	16.7%	12.7%	39.1%	19.5%	238.6	266.2	126.7	631.5
Sirona net sales (a)	60.5	48.2	52.0	160.7					81.2	81.0	95.1	257.3
Merger related adjustments (b)	8.8	—	—	8.8					—	—	—	—
Elimination of intercompany net sales	(0.1)	(0.3)	—	(0.4)					(0.1)	(0.6)	0.2	(0.5)
Non-US GAAP combined business, net sales, excluding precious metal content	$347.6	$347.8	$228.2	$923.6	8.7%	0.3%	2.8%	4.0%	$319.7	$346.6	$222.0	$888.3
Foreign Exchange Impact					(0.1%)	(2.8%)	(5.6%)	(2.6%)
Constant Currency Growth					8.8%	3.2%	8.4%	6.5%
Net Acquisitions					3.6%	—%	1.4%	1.7%
Discontinued Products					(0.5%)	1.0%	(0.5%)	(0.7%)
Internal Growth					5.7%	4.1%	7.5%	5.5%
(a) Represents Sirona sales for January and February 2016, and the quarter ended March 31, 2015
(b) Represents an adjustment to recognize deferred subscription and warranty revenue that was eliminated under business combination accounting standards.

For Dental and Healthcare Consumables, for the full three month period ended March 31, 2016, sales of our combined businesses grew 3.9% on a constant currency basis. This includes a benefit of 0.7% from net acquisitions and was unfavorably impacted by discontinued products by approximately 1.2%, which results in internal growth of 4.5%. Net sales, excluding precious metal content, were negatively impacted by approximately 2.8% due to the strengthening of the U.S. dollar over the prior year period.

For Technologies, for the full three month period ended March 31, 2016, sales of our combined businesses grew 9.6% on a constant currency basis. This includes a benefit of 2.8% from net acquisitions which results in internal growth of 6.8%. Net sales, excluding precious metal content, were negatively impacted by approximately 2.3% due to the strengthening of the U.S. dollar over the prior year period.

	Q1 2016			Q1 2016 Growth			Q1 2015
(in millions, except percentages)	Consumables	Technologies	Total	Consumables	Technologies	Total	Consumables	Technologies	Total

Net sales	$488.8	$283.8	$772.6	1.8%	61.1%	17.7%	$480.1	$176.2	$656.3
Less: precious metal content of sales	17.9	0.2	18.1				24.6	0.2	24.8
Net sales, excluding precious metal content	470.9	283.6	754.5	3.4%	61.1%	19.5%	455.5	176.0	631.5
Sirona net sales (a)	15.7	145.0	160.7				25.7	231.6	257.3
Merger related adjustments (b)	—	8.8	8.8				—	—	—
Elimination of intercompany net sales	(0.4)	—	(0.4)				(0.5)	—	(0.5)
Non-US GAAP combined business, net sales, excluding precious metal content	$486.2	$437.4	$923.6	1.2%	7.3%	4.0%	$480.7	$407.6	$888.3
Foreign Exchange Impact				(2.8%)	(2.3%)	(2.6%)
Constant Currency Growth				3.9%	9.6%	6.5%
Net Acquisitions				0.7%	2.8%	1.7%
Discontinued Products				(1.2%)	—%	(0.7%)
Internal Growth				4.5%	6.8%	5.5%
(a) Represents Sirona sales for January and February 2016, and the quarter ended March 31, 2015.
(b) Represents an adjustment to recognize deferred subscription and warranty revenue that was eliminated under business combination accounting standards.